Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To Madison Enterprises Group, Inc.

We consent to the use of this Registration Statement on Form S-1 of our report dated April 15, 2007 and August 27, 2007 for the restatement of weighted average number of shares and loss per share referred to in Note 4, relating to the financial statements of Madison Enterprises Group, Inc. for the year ended December 31, 2006 and for the period August 17, 2006 (inception) to December 31, 2006.

/s/ Bernstein & Pinchuk LLP

New York, New York
November 28, 2007